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                                                                 EXHIBIT 12B

                            AT&T CAPITAL CORPORATION
                       COMPUTATION OF RATIO OF EARNINGS TO
                                  FIXED CHARGES
                           (Dollars in U.S. Thousands)

                                                          December 31,
                            June 30,  -------------------------------------------------
Period Ended                 1999        1998      1997       1996       1995      1994
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
Earnings from continuing
 operations:

  Income before
   income taxes
   and extraordinary
   loss                   $ 80,012     $173,848   $ 32,036  $278,602   $208,239  $173,614

  Deduct undistributed
   earnings on equity
   investments, net of
   losses                        -          -         -         -         -         -

  Add fixed charges
   included in income
   before income taxes
   and cumulative effect
   of accounting change   $310,113     $497,805   $460,221  $465,121   $418,624  $277,913
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Total earnings from
 continuing
 operations, as
 adjusted                 $390,125     $671,653   $492,257  $743,723   $626,863  $451,527
-----------------------------------------------------------------------------------------
Total fixed charges*      $310,113     $497,805   $460,221  $465,121   $418,624  $277,913

Ratio of earnings
 to fixed charges             1.26         1.35       1.07      1.60       1.50      1.62
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* Fixed charges include interest on indebtedness and the portion of rentals representative of the interest factor. Fixed charges do not include distributions on Company-obligated preferred securities of the Company's subsidiaries. Prior to October 1, 1996, a portion of the company's indebtedness to AT&T Corp. did not bear interest.